Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N       E       W       S            R       E       L       E       A       S       E

AT THE COMPANY:
Kenneth Boerger	Scott Sellick
VP/Treasurer	VP/Chief Financial Officer
+1-(419) 325-2279	+1-(419) 325-2135
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 17, 2007
LIBBEY INC. ANNOUNCES NOTES EXCHANGE OFFER
TOLEDO, OHIO, January 17, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Libbey Inc. (NYSE: LBY) announced today that its wholly-owned subsidiary Libbey Glass Inc., commenced an offer to exchange up to $306 million in aggregate principal amount of its Floating Rate Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered Floating Rate Senior Secured Notes due 2011. The exchange offer will expire at 5:00 p.m., New York City time on February 14, 2007, unless Libbey Glass Inc., in its sole discretion, decides to extend the exchange offer.
The exchange agent for the exchange offer is The Bank of New York Trust Company, N.A., Attention: Corporate Trust Department, Reorganization Unit, 101 Barclay Street — 7E, New York, NY 10286. For information by telephone, call 1-212-815-5920.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high- quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry.
The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.
- More -